EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and its Subsidiaries, of our report dated October 8, 2004 (except for Note 15, as to which the date is May 24, 2005, and Note 11, as to which the date is June 17, 2005), relating to the financial statements of Net 1 UEPS Technologies, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the segment information disclosures as well as the restatement of capital stock accounts, share data and earnings per share data), appearing in Amendment No. 3 to its Registration Statement on Form S-1 filed on July 19, 2005 (No. 333-125273).

     We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche (South Africa)

Chartered Accountants (SA)
Johannesburg, Republic of South Africa
July 28, 2005